Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER AUTHORIZES $7.5 MILLION BUYBACKS

Continues to Use Cash Flow to Enhance Shareholder Positions

GREENWOOD VILLAGE, Colo. — December 1, 2005 — CIBER, Inc. (NYSE: CBR) today announced its Board of Directors has authorized the purchase of up to $7.5 million of either common shares or convertible debt, whichever the company determines is most advantageous.  CIBER has purchased approximately 1.3 million shares of common stock in open-market transactions thus far in 2005, of which, approximately 500,000 shares have been purchased in the fourth quarter.

“Despite facing challenges in 2005, we are confident in our reinvented business model, we believe in the strength of our employees and remain positive about our future.  The Board’s authorization today underscores this perspective,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from over 60 U.S. offices, 20 European offices and four offices in Asia.  Operating in 17 countries, with annualized revenue run rate of approximately $950 million and approximately 8,000 employees, CIBER’s IT specialists continuously build and upgrade our clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2005.  All rights reserved.

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